150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20150333416-08
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/23/2015 1:00 PM
	Entity Number E0390052009-9

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

MamaMancini's Holdings, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Series A Convertible Preferred Stock is hereby amended and restated as follows:

See attached.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK,

$0.00001 PAR VALUE PER SHARE

MamaMancini’s Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on July 20, 2015, in accordance with the provisions of its Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and bylaws. The authorized series of the Company’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and bylaws of the Company, the Board hereby authorizes a series of the Company’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE COMPANY

MamaMancini’s Holdings, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.00001 par value per share (the “Series A Preferred”).

B. Number of Shares. The number of shares of Series A Preferred authorized shall be one hundred twenty thousand (120,000) shares. Each share of Series A Preferred shall have a stated value equal to $100 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value”).

C. Dividends. Holders of Series A Preferred shares will be entitled to receive dividends out of any assets legally available, at a rate of eight percent (8%) per share per annum, payable quarterly on each of October 31, January 31, April 30 and July 31 of each year, beginning on October 31, 2015 (each a “Dividend Payment Date”). All dividends will be paid in either Common Stock (the “Dividend Shares”) or in cash. The Holder may elect to receive such dividend payment in the form or cash or Dividend Shares, by indicating such election to the Company, in writing, by no later than five (5) Business Days prior to the Dividend Payment Date (the “Dividend Election Notice”); provided, however, if the Company does not receive the Dividend Election Notice prior to such deadline, the Company shall pay such dividends due and owing in form of cash or Dividend Shares as it shall determine in its sole and absolute discretion. The number of Dividend Shares issuable in lieu of cash dividends will be determined by dividing the amount of the dividend owed by the greater of (a) $1.00 or (b) the Volume Weighted Average Price of the Company’s Common Stock during the 10 trading days immediately preceding the Dividend Payment Date. The term “Volume Weighted Average Price” means for any date, the price determined by any of the following clauses that applies: (a) if the Common Stock is then listed or quoted on any of the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the New York Stock Exchange (each a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) or (b) if the Common Stock is not then quoted for trading on a Trading Market and if prices are then reported in the Pink Sheets published by OTC Markets, Inc. (or a similar organization or agency succeeding to the function of reporting prices), the most recent bid price per share of the Common Stock so reported or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company’s Board of Directors. Notwithstanding anything to the contrary set forth above, if and to the extent that there are not funds legally available for the payment of dividends on a Dividend Payment Date, then the dividends on the Series A Preferred shall be paid on such Dividend Payment Date in additional fully paid and non-assessable Dividend Shares. The Company shall not issue any fractional shares of Common Stock in payment of a dividend. Any such fractional share shall be paid in cash based on the Volume Weighted Average Price used to determine the number of shares of Common Stock issued in payment of such dividend.

III.	LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series A Preferred shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s common equity securities, a liquidation preference equal to $1.00 per share plus all accrued and unpaid dividends. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series A Preferred, pro rata, based on the liquidation amounts to which such holders are entitled.

Upon the completion of the distribution required by this section, if assets remain in this Company, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Company’s Articles of Incorporation, as amended.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section if the shares of stock of the Company outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or the acquirer of the Company’s assets in the case of a sale of assets).

IV.	CONVERSION

A. Optional Conversion. Each registered holder of Series A Preferred shall have the right, at any time commencing after the issuance, to convert the Stated Value and accrued but unpaid dividends of such shares, (collectively the “Conversion Amount”) into fully paid and non-assessable shares of Common Stock of the Company (the “Conversion Shares”). The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal the Conversion Amount to be converted divided by the conversion price then in effect. The conversion price of the Series A Preferred shall be $1.00, subject to adjustment (the “Conversion Price”). No fractional shares of Common Stock shall be issued upon conversion of Series A Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall round up to the nearest whole share. In order to convert Series A Preferred into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the holder elects to convert the same, the number of shares of Series A Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series A Preferred are delivered to the Company as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within five (5) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the holder.

B. Automatic Conversion. The Series A Preferred will automatically convert into Common Stock at a Conversion Price of $1.00 per share (subject to adjustment as described below) upon the Company listing its securities on a national exchange, including without limitation, the NASDAQ Capital Market or New York Stock Exchange (each a “Principal Trading Market”); provided however, that if the Company should effectuate a reverse stock split in order to list on such a Principal Trading Market and the Volume Weighted Average Price of the Common Stock during the five trading days preceding the effective date of the reverse split is less than $1.00 per share, then conversion of the Series A Preferred will remain optional. Notwithstanding the foregoing, the Series A Preferred will automatically convert into Common Stock at the Conversion Price then in effect if at any time (i) the Company’s Common Stock should be listed on a Principal Trading Market and (ii) the Volume Weighted Average Price of the Common Stock during any five consecutive trading days is at or above $1.00 per share if no reverse stock split has occurred or the equivalent price, on an “as adjusted” basis if a reverse stock split has occured. Upon receipt of approval of the listing of its Common Stock on a national exchange, the Company shall send written notice (the “Automatic Conversion Notice”) to each holder of record of Series A Preferred specifying the date (the “Effective Date”) upon which such conversion is to become effective (which Effective Date shall not be more than thirty(30) days after the Common Stock becomes listed on the national exchange) and calling upon each holder to surrender to the Company, in the manner and at the place designed in the Automatic Conversion Notice, the certificate or certificates representing the number of shares of Series A Preferred held by such holder. On or after the Effective Date, each holder of Series A Preferred shall surrender to the Company the certificate or certificates representing the Series A Preferred owned by such holder as of the Effective Date in the manner and place set forth in the Automatic Conversion Notice and thereupon the Company shall, as soon as practicable thereafter, issue and deliver to the holders of the Series A Preferred a certificate or certificates for the number of shares of Common Stock issuable in connection with such automatic conversion. The number of fully paid and non-assessable shares of Common Stock that shall be issued upon such conversion with respect to each share of Series A Preferred shall be determined by dividing the Conversion Amount of such share by the Conversion Price then in effect.

C. Certain Adjustments. The Conversion Price will be adjusted proportionately in the event of stock splits, reverse stock splits or stock dividends.

D. Adjustment of Conversion Price Upon Issuance of Common Stock. If at any time the Company shall issue or sell, or is, in accordance with subparagraphs (D)(i) through (D)(vii), deemed to have issued or sold, any shares of Common Stock, except for Excepted Issuances as defined below, for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (a) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (ii) the consideration, if any, received by the Company upon such issue or sale, by (b) the total number of shares of Common Stock outstanding immediately after such issue or sale. Common Stock issued or issuable by the Company for no consideration will be deemed issuable or to have been issued for $.00001 per share of Common Stock. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and the reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

For purposes of this Section IV(D), the following Sections IV(D)(i) to IV(D)(iv) shall also be applicable:

(i) In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section IV(D)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) In case at any time the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (i) except as otherwise provided in Section (C), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section IV(D), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section IV(D)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section IV(D)(i) or IV(D)(ii), or the rate at which Convertible Securities referred to in Section IV(D)(i) or IV(D)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including but not limited to changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration or termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

E. In no event shall the Holder, or any future holder, be entitled to convert any portion of this Series A Preferred in excess of that portion of this Series A Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than (4.99%) of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

F. Excepted Issuances means: (i) the Company’s issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to employee stock option plans, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the filing of this Amended and Restated Certificate of Designation.

V.	RANK

All shares of the Series A Preferred shall rank (i) senior to the Company’s Common Stock and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred (each of the securities in clause (i) collectively referred to as “Junior Securities”) (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

VI.	VOTING RIGHTS

The holders of our Series A Preferred will vote together with the holders of the Company’s Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series A Preferred shall be equal to the number of Conversion Shares issuable upon conversion of such Holder’s Series A Preferred on the record date for determining those stockholders entitled to vote on the matter.

In addition, the affirmative vote of the holders of a majority of the Company’s outstanding Series A Preferred is required to (i) amend the Company’s certificate of incorporation or bylaws in a way that would be adverse to the holders of the Company’s Series A Preferred, (ii) redeem or repurchase the Company’s stock (other than with respect to the Series A Preferred), (iii) effect a liquidation event, (iv) declare or pay dividends (other than on the Series A Preferred), (v) and issue any securities in parity or senior to the rights of the Series A Preferred with respect to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company.

VII.	MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

MamaMancini’s Holdings, Inc.

25 Branca Road

East Rutherford, NJ 07073

Attention: Carl Wolf

Telephone: (201) 531-1212

If to the holders of Series A Preferred, to the address listed in the Company’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 20th day of July, 2015.

MAMAMANCINI’S HOLDINGS, INC.

By:	/s/Carl Wolf
Name:	Carl Wolf
Title:	Chief Executive Officer